Exhibit 99.1

SBT Bancorp, Inc. Reports Second Quarter 2017 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--July 27, 2017--SBT Bancorp, Inc. (the “Company”), (OTCQX: SBTB), holding company for The Simsbury Bank & Trust Company, Inc. (the “Bank”), today announced net income of $568 thousand or $0.42 basic and $0.42 diluted earnings per share for the quarter ended June 30, 2017, compared to a net income of $251 thousand or $0.19 basic and $0.19 diluted earnings per share for the prior year’s second quarter.

Net interest and dividend income increased $325 thousand or 9.8% as compared to the prior year’s second quarter primarily due to growth in the Bank’s commercial portfolio. Noninterest income increased $67 thousand due principally to an increase in mortgage banking activities income of $39 thousand. Noninterest expenses for the three months ended June 30, 2017 were $3.6 million, equivalent to the prior year period.

“We are very pleased to report improved earnings for the second quarter of 2017 resulting principally from commercial loan growth and strong expense management,” said Simsbury Bank President & CEO Martin J. Geitz. “Our net income for the quarter ended June 30, 2017 increased over 126% ($317 thousand) compared to the prior year period ended June 30, 2016. Most of our balance sheet growth came from a 22.7% increase in commercial loans since the end of the prior year second quarter as our focus on serving the needs of privately owned and family owned businesses continues to gain momentum.”

Key highlights for quarter ended June 30, 2017 compared to quarter ended June 30, 2016 included:

  Net income increased $317 thousand or 126.3%.
  Total revenue, consisting of net interest and dividend income plus noninterest income, increased $392 thousand or 9.8%.
  Net interest and dividend income increased 9.8% to $3.6 million.
  Provision for loan losses totaled $85 thousand, a decrease of $85 thousand compared to the quarter ended June 30, 2016. The allowance for loan losses at June 30, 2017 was 0.96% of total gross loans.
  Net loans grew $39.4 million or 10.7%.
  Commercial loan balances increased $34.8 million or 22.7% to $188.3 million compared to June 30, 2016.
  Total deposits increased $40.4 million or 10.7% to $418 million, driven by increases in demand deposits of $4.6 million, savings and NOW deposits of $30.5 million, and time deposits of $5.3 million.

The Company’s allowance for loan losses at June 30, 2017 was 0.96% of total gross loans. The Company had non-accrual loans totaling $3.3 million or 0.81% of total loans on June 30, 2017, compared to non-accrual loans totaling $3.7 million or 1.0% of total loans a year ago. Total non-accrual and delinquent loans on June 30, 2017 was 0.91% of loans outstanding compared to 1.67% on June 30, 2016.

Total deposits on June 30, 2017 were $418 million, an increase of $40.4 million or 10.7% over a year ago. At quarter end, 32% of total deposits were in non-interest bearing demand accounts, 52% were in low-cost savings, money market and NOW accounts and 16% were in time deposits.

For the quarter ended June 30, 2017, total net revenues, consisting of net interest and dividend income plus noninterest income, were $4.4 million compared to $4.0 million for the same period in 2016, an increase of $392 thousand or 9.8% above the prior year’s second quarter. Net interest and dividend income increased $325 thousand or 9.8%, primarily driven by a $509 thousand, or 15%, increase in interest and fees on loans. The increase was partially offset by decreased interest income on securities of $40 thousand. Noninterest income increased by $67 thousand or 9.5%, primarily due to an increase in mortgage banking activities of $39 thousand and an increase in other service charges and fees of $24 thousand.

For the year-to-date ended June 30, 2017, total net revenues, consisting of net interest and dividend income plus noninterest income, were $8.6 million compared to $7.7 million for the same period in 2016, an increase of $936 thousand or 12.2% above the prior year-to-date period. Net interest and dividend income increased $693 thousand or 10.7%, primarily driven by a $1.1 million, or 17%, increase in interest and fees on loans. The increase was partially offset by decreased interest income on securities of $91 thousand and increased interest expenses of $329 thousand. Noninterest income increased by $243 thousand or 20.9%, primarily due to an increase in mortgage banking activities of $287 thousand, offset by a decrease in gain on sale of available-for-sale securities, net of writedowns, of $72 thousand.

The Company’s year-to-date 2017 taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) was 3.03% compared to 3.03% for the comparable 2016 period. The Company’s yield on earning assets increased 10 basis points to 3.45% and the cost of funds increased 14 basis points to 0.59%, primarily driven by the subordinated debt interest and increased FHLB borrowings interest.

Total noninterest expense for the second quarter 2017 was $3.6 million, equivalent to the second quarter of 2016. Total noninterest expense for the year-to-date ended June 30, 2017 was $6.9 million, equivalent to the comparable 2016 year-to-date period.

Capital levels for The Simsbury Bank & Trust Company on June 30, 2017 remain above the regulatory “well-capitalized” designation. Capital ratios are calculated under Basel III rules.

Capital Ratios June 30, 2017
	Simsbury Bank & Trust Company	Regulatory Standard For Well-Capitalized
Tier 1 Leverage Capital Ratio	7.49%	5.00%
Tier 1 Risk-Based Capital Ratio	10.66%	8.00%
Total Risk-Based Capital Ratio	11.76%	10.00%
Common Equity Tier 1 Risk-Based Capital Ratio	10.66%	6.50%

Simsbury Bank is an independent, community bank for consumers and businesses based in Connecticut. Simsbury Bank Home Loans is a division of Simsbury Bank serving the home financing needs of consumers throughout Southern New England. Simsbury Bank is wholly-owned by publicly traded SBT Bancorp, Inc. Its stock is traded on the OTCQX marketplace under the ticker symbol of SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT Bancorp, Inc. and Subsidiary
Consolidated Balance Sheets
June 30, 2017, December 31, 2016 and June 30, 2016

(Dollars in thousands, except for share amounts)

	6/30/2017	12/31/2016	6/30/2016
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	11,404	10,976	10,133
Interest-bearing deposits with Federal Reserve Bank of Boston and Federal Home Loan Bank
	19,782	9,786	9,352
Money Market Mutual Funds	682	95	45
Federal funds sold	103	150	128
Cash and cash equivalents	31,971	21,007	19,658

Certificates of Deposit	1,250	1,250	1,500

Investments in available-for-sale securities (at fair value)	58,069	58,728	68,853
Federal Home Loan Bank stock, at cost	3,663	2,896	3,363

Loans held-for-sale	6,473	2,801	6,794

Loans outstanding	410,268	409,164	370,269
Less allowance for loan losses	3,924	3,753	3,329
Loans, net	406,344	405,411	366,940

Premises and equipment, net	2,032	1,905	2,070
Accrued interest receivable	1,291	1,301	1,231
Bank owned life insurance	9,250	9,130	9,002
Other assets	5,386	5,570	5,146
Total other assets	17,959	17,906	17,449

TOTAL ASSETS	$525,729	$509,999	$484,557

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$133,044	$134,341	$128,392
Savings and NOW deposits	217,216	212,835	186,743
Time deposits	67,992	66,588	62,693
Total deposits	418,252	413,764	377,828

Securities sold under agreements to repurchase	2,651	2,694	2,848
Federal Home Loan Bank advances	64,318	54,058	64,000
Long-term subordinated debt	7,266	7,252	7,237
Other liabilities	1,869	1,944	1,813
Total liabilities	494,356	479,712	453,726

Stockholders' equity:

Common stock, no par value; authorized 2,000,000 shares; issued and outstanding shares and shares, respectively, 1,373,176 and 1,372,762 at June 31, 2017; 1,372,394 shares and 1,371,980 shares, respectively, at December 31, 2016, and 1,361,601 shares and 1,361,187 shares, respectively, at June 30, 2016

	19,156	19,133	18,873
Retained earnings	12,708	12,017	11,368
Treasury stock, 414 shares	(7)	(7)	(7)
Unearned compensation- restricted stock awards	(225)	(293)	(127)
Accumulated other comprehensive (loss) income	(259)	(563)	724
Total stockholders' equity	31,373	30,287	30,831
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$525,729	$509,999	$484,557

SBT Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except for share and per share amounts)

	For the three months ended		For the six months ended
	6/30/2017	6/30/2016	6/30/2017	6/30/2016

Interest and dividend income:
Interest and fees on loans	$3,814	$3,305	$7,472	$6,380
Investment securities	348	388	691	782
Federal funds sold and overnight deposits	24	10	49	28
Total interest and dividend income	4,186	3,703	8,212	7,190

Interest expense:
Deposits	273	188	539	347
Repurchase agreements	2	2	3	3
Long-term subordinated debt	135	135	269	242
Federal Home Loan Bank advances	139	66	208	98
Total interest expense	549	391	1,019	690

Net interest and dividend income	3,637	3,312	7,193	6,500

Provision for loan losses	85	170	335	301

Net interest and dividend income after provision for loan losses
	3,552	3,142	6,858	6,199

Noninterest income:
Service charges on deposit accounts	91	91	183	181
(Loss) gain on available-for-sale securities, net of writedowns	(1)	23	(2)	70
Other service charges and fees	232	208	421	440
Increase in cash surrender value of life insurance policies
	59	62	120	113
Mortgage banking activities	296	257	538	251
Investment services fees and commissions	45	52	74	79
Other income	49	11	72	29
Total noninterest income	771	704	1,406	1,163

Noninterest expense:
Salaries and employee benefits	1,747	1,921	3,440	3,752
Occupancy expense	362	390	745	760
Equipment expense	121	113	230	206
Advertising and promotions	203	187	305	294
Forms and supplies	30	35	56	74
Professional fees	198	119	398	203
Directors' fees	52	54	111	107
Correspondent charges	82	73	148	146
FDIC Assessment	108	91	218	153
Data Processing Fees	225	197	454	409
Internet banking costs	47	93	91	145
Other expenses	412	323	724	663
Total noninterest expense	3,587	3,596	6,920	6,912

Income before income taxes	736	250	1,344	450
Income tax provision (benefit)	168	(1)	274	(7)

Net income	$568	$251	$1,070	$457

Net income available to common stockholders	$568	$251	$1,070	$457

Average shares outstanding, basic	1,359,033	1,351,924	1,358,590	1,350,247
Earnings per common share, basic	$0.42	$0.19	$0.79	$0.34

Average shares outstanding, assuming dilution	1,362,532	1,352,239	1,361,341	1,351,365
Earnings per common share, assuming dilution	$0.42	$0.19	$0.79	$0.34

CONTACT:
Simsbury Bank
Richard J. Sudol, 860-651-2057
SVP & CFO
860-408-4679 (fax)
rsudol@simsburybank.com